Exhibit 16.1


[GRAPHIC OMITTED]



United States Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Gentlemen:

We have read the statements made by First American Capital Corporation (the "Company"), which we understand will be filed with the Commission pursuant to
Item 4.01 of Form 8-K/A on or about November 14, 2006.

We agree with the statements made with regard to BKD, LLP ("BKD") that:

1. On November 1, 2006, BKD resigned as the Company's independent registered accounting firm of its own volition and a change of accountants was not recommended or approved by the Company's board of directors or the audit or other committee of the board of directors and BKD's resignation was not a result of any disagreement with the Company's management or audit committee.

2. BKD's reports on its audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2005 and 2004 and on its limited reviews of the condensed consolidated financial statements of the Company as of and for the periods ended June 30 and March 31, 2006, did not contain adverse opinions or disclaimers of opinion and were not modified as to uncertainty, audit scope or accounting principles.

3. There have not been any disagreements between the Company and BKD at any time during the two most recent fiscal years and any subsequent interim period through November 1, 2006, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to BKD's satisfaction, would have caused BKD to make reference to the subject matter of the disagreement in connection with its accountants' reports.

4. In connection with its limited reviews of the Company's condensed consolidated financial statements as of and for the periods ended June 30 and March 31, 2006, BKD advised the Company that it had noted a certain matter that it considered to be a material weakness in internal control over financial reporting as the Company did not have adequate review procedures in place to ensure the preparation of timely, accurate and complete financial statements in conformity with accounting principles generally accepted in the United States of America.

5. BKD is furnishing the Company with this letter addressed to the Commission to be filed as an exhibit to Form 8-K/A.

We have no information or other basis to, and do not, agree or disagree with other statements made by the Company in such Form 8-K/A.

                                        /s/ BKD, LLP

Kansas City,  Missouri
November 14, 2006